Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ENANTA PHARMACEUTICALS, INC.

Enanta Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

Pursuant to Section 242 of the DGCL, the Board of Directors of the Corporation, at a meeting held on September 28, 2012, duly adopted resolutions approving amendments to the Fifth Amended and Restated Certificate of Incorporation of the Corporation and declared said amendments to be advisable. The stockholders of the Corporation duly approved said amendments by written consent in accordance with Sections 228 and 242 of the DGCL. As required by Section 228 of the DGCL, the Corporation has given written notice of the amendments reflected herein to those of the stockholders of the Corporation who did not consent in writing to such amendments. Accordingly, the Fifth Amended and Restated Certificate of Incorporation of the Corporation filed on August 30, 2012 with the Secretary of State of the State of Delaware is hereby amended as follows:

Strike out the first paragraph of Article FOURTH and substitute in lieu of said paragraph the following new paragraphs:

“The total number of shares of all classes of stock which the Corporation has authority to issue is 158,987,738 shares, consisting of 100,000,000 shares of Common Stock, par value $.01 per share (the “Common Stock”), and 58,987,738 shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”) of which (i) 379,450 shares are designated as Series A Convertible Preferred Stock, par value $.01 per share (the “Series A Preferred Stock”), (ii) 187,000 shares are designated as Series B Convertible Preferred Stock, par value $.01 per share (the “Series B Preferred Stock”), (iii) 2,543,603 shares are designated as Series C Convertible Preferred Stock, par value $.01 per share (the “Series C Preferred Stock”), (iv) 5,968,334 shares are designated as Series D Convertible Preferred Stock, par value $.01 per share (the “Series D Preferred Stock”), (v) 16,132,546 shares are designated as Series E Convertible Preferred Stock, par value $.01 per share (the “Series E Preferred Stock”), (vi) 6,894,966 shares are designated as Series F Convertible Preferred Stock, par value $.01 per share (the “Series F Preferred Stock”), (vii) 4,729,543 shares are designated as Series G-1 Preferred Stock, par value $.01 per share (the “Series G-1 Preferred Stock”), (viii) 9,152,296 shares are designated as Series G-2 Preferred Stock, par value $.01 per share (the “Series G-2 Preferred Stock” and, together with the Series G-1 Preferred Stock, share for share alike and without distinction by subseries, except as expressly provided herein, the “Series G Preferred Stock”), and (ix) 13,000,000 shares are designated as Series 1 Non-Convertible Preferred Stock, par value $.01 per share (the “Series 1 Non-Convertible Preferred Stock”), amounting to an aggregate par value of $1,589,877.38. The Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, and Series G Preferred Stock are referred to collectively as the “Convertible Preferred Stock,” and together with the Series 1 Non-Convertible Preferred Stock, the “Preferred Stock.”

Effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, there shall be a reverse split of the Common Stock, such that immediately upon such filing every four and thirty-one hundredths (4.31) shares of Common Stock issued and outstanding or held in treasury immediately prior to such filing shall be combined into one share of Common Stock, without any change in the par value of $.01 per share. Such combination shall occur automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent.

The combination resulting from the reverse split shall not change the number of shares of Common Stock authorized for issuance by the Corporation as set forth in the first paragraph of this Article FOURTH.”

No fractional shares shall be issued upon the combination. Cash, without interest, will be paid to each holder of Common Stock in lieu of any fractional share amount, at a price determined in good faith by the Board of Directors or a duly authorized committee of the Board of Directors to be the current fair value of a share of Common Stock on the date of such filing, multiplied by the fractional share amount, except as to holders who have agreed to waive such payment.

*****

IN WITNESS WHEREOF, this Certificate of Amendment has been signed by the President of the Corporation this 1st day of March, 2013.

ENANTA PHARMACEUTICALS, INC.

By:	/s/ Jay R. Luly
	Name:	Jay R. Luly, Ph.D.
	Title:	President